Exhibit 10.11.1

August 28, 2014

Sameer Dholakia
Sameer.dholakia@gmail.com

Dear Sameer:

On behalf of SendGrid, Inc. (the “Company”), I am pleased to offer you employment in the position of Chief Executive Officer of the Company. This letter sets out the terms of your employment with the Company, which will start on or around October 1, 2014. You will be paid a starting base salary of $29,166 per month ($350,000 per year), less applicable tax and other withholdings payable in accordance with the Company’s normal payroll procedure. You will also be eligible for an annual bonus of $150,000 (pro-rated for 2014) based upon your achievement of milestones established by the Board. Your reasonable travel expenses will be covered by the Company, including a corporate apartment in Colorado if appropriate.

You will also be eligible to participate in various Company benefit plans, including group health insurance, 401(k), and vacation programs in accordance with the Company’s benefit plans.

Within one week of the commencement of your employment a board meeting will be called to vote on your equity grant. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 4.5% of the shares of the Company’s common stock based upon the fully diluted shares outstanding as of your start date (the “Option”) under the Company’s stock option plan at an exercise price equal to the fair market value of that stock on your option grant date, as well as Restricted Stock Units (“RSUs”, the RSUs and Options collectively referred to as “Stock”) equal to 2.0% of the Company’s common stock based upon the fully diluted shares outstanding as of your start date. The Options will provide for an early exercise at your election subject to the repurchase rights of the Company for unvested Options. The Company will work with you on the most tax advantageous alternatives for the RSUs which may include among other things, your purchase of the RSUs with a promissory note issued by the Company payable upon a Change of Control or initial public offering or issuance of the RSUs in consideration for future services rendered. The Stock will vest over a period of four years as follows: one forty-eighth (1/48) of the total number of shares will vest on each monthly anniversary of the start date until all shares have vested, provided that you continue to be employed by the Company at such time. The Stock will be subject to the terms and conditions of the Company’s stock option plan and standard form of stock agreement, which you will be required to sign as a condition of receiving the grant.

As is standard practice, all employment at the Company is terminable at will. This means that you will be free to end your employment with the Company at any time for any reason or for no reason. Similarly, the Company may end your employment at any time for any reason, with or without cause. This “at will” nature of your employment may not be changed except in writing and approved by the Board of Directors of the Company. Notwithstanding the foregoing, in the event that your employment is terminated by the Company for other than Cause (as defined below) or you terminate your employment for Good Reason (as defined below), it will be deemed that you have earned all base and bonus compensation that has been earned to date, all vested stock and six months acceleration of unvested stock, as well as an additional six months of your then current base cash compensation and continued health care benefits as severance. “Cause” shall mean your involvement in fraud, embezzlement or criminal activity. “Good Reason” shall mean: (i) you are no longer the Chief Executive Officer of the Company; (ii) within 6 months following your start date the Company has not raised a minimum of $15 million of financing, (iii) 20% or greater reduction by the Company or the Board of your current total targeted compensation (base salary and annual bonus); or (iv) you are required to relocate your residence outside of the Silicon Valley area of CA..

In addition, in the event of a Change of Control of the Company, your Stock vesting will be treated as follows: you will receive 25% acceleration of the then unvested Stock in conjunction with the Change of Control, and the remaining Stock will vest (or repurchase rights lapse) in an even linear monthly fashion over the subsequent year following the Change of Control. In the Case of a Change of control and subsequent termination without Cause (as defined above) or your termination for Good Reason (“double trigger”), then 100% of the unvested Stock would accelerate immediately (and all repurchase rights shall lapse). For the purposes of this offer letter, the term “Change in Control” shall have the meanings defined under the Company’s stock option Plan provided that the acceleration provisions in this paragraph shall not apply in the event that the Change of Control is solely a merger, consolidation or similar transaction where immediately thereafter the then current controlling shareholders of the Company continue to control the Company and you continue to be the CEO of the Company.

As a condition of your employment, you will be required to sign the Company’s standard form of Employee Nondisclosure and Non-Solicitation Agreement, and to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three business days of your employment start date.

In addition, the Company reserves the right to conduct a background investigation and/or reference check on all of its potential employees. Your offer of employment is contingent upon satisfactory completion of such background investigation and/or reference check, if any, in the sole discretion of the Company. All such background investigations and/or reference checks shall be conducted in accordance with applicable state and federal laws.

By accepting this offer, you agree that throughout your employment, you will observe all the Company’s rules governing conduct of our business and employees, including our policies protecting employees from illegal discrimination and harassment. Employment with the Company is a full-time job, requiring your complete commitment. During the course of your employment, you may not compete with the Company or work for any competing entity, and you must obtain permission in advance from the Company before accepting any outside employment or board membership of any kind.

In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), you and the Company agree that all such disputes shall be fully resolved by confidential, binding arbitration conducted by a single arbitrator through the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes

then in effect, which are available online at the AAA’s website at www.adr.org or by requesting a copy from the Human Resources Department. You and the Company hereby waive your respective rights to have any such disputes or claims tried before a judge or jury.

This agreement, the non-disclosure and stock option agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior or contemporaneous negotiations, representations or agreements between you and the Company. The provisions of this agreement may only be modified by a document signed by you and an authorized officer of the Company.

We wish to impress on you that you must not bring to the Company any confidential or proprietary information or material of any former employer, disclose or use such information or material in the course of your employment with the Company, or violate any other obligation to your former employers.

Sameer, we look forward to working with you at SendGrid, Inc. Please sign and date this letter on the space provided below to acknowledge your acceptance of the terms of this agreement. This offer will expire if not accepted by 9 am pacific time on August 29th, 2014.

Sincerely,

SendGrid, Inc.

/s/ Byron B. Deeter
Byron Deeter, Member, Board of Directors

I agree to and accept employment with Company, Inc. on the terms and conditions set forth in this agreement. I understand and agree that my employment with the Company is at-will.

Date: August 28, 2014	/s/ Sameer Dholakia
Sameer Dholakia